Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES UP 7 PERCENT;

COMPARABLE STORE SALES UP 6 PERCENT

SAN FRANCISCO — December 4, 2003 — Gap Inc. (NYSE: GPS) today reported net sales of $1.4 billion for the four-week period ended November 29, 2003, which represents a 7 percent increase compared with net sales of $1.3 billion for the same period ended November 30, 2002. The company’s comparable store sales for November 2003 increased 6 percent, compared with a 9 percent increase in November 2002.

Comparable store sales by division for November 2003 were as follows:

•	Gap U.S.: positive 5 percent versus positive 6 percent last year

•	Gap International: flat versus positive 4 percent last year

•	Banana Republic: positive 14 percent versus positive 3 percent last year

•	Old Navy: positive 7 percent versus positive 15 percent last year

“Customers responded well to holiday product and we’re pleased with November’s performance,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “In particular, Banana Republic posted strong double-digit growth, driven by elevated holiday merchandise and increased customer traffic.”

Year-to-date net sales of $12.4 billion for the 43 weeks ended November 29, 2003, represent an increase of 11 percent over net sales of $11.1 billion for the same period ended November 30, 2002. The company’s year-to-date comparable store sales increased 9 percent compared with a decrease of 6 percent in the prior year.

As of November 29, 2003, Gap Inc. operated 4,208 store concepts compared with 4,294 store concepts last year. The number of stores by location totaled 3,070 compared with 3,155 stores by location last year.

Gap Inc. will announce December sales on January 8, 2004.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

MEDIA ALERT: To access broadcast-ready holiday footage of Gap Inc.’s Gap, Banana Republic and Old Navy stores, please visit www.thenewsmarket.com/GAP.

Investor Relations: Evan Price 415-427-2161	Media Relations: Debbie Eliades 415-427-4585

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.